Exhibit 99.1

Information Analysis Inc Publishes Investor Presentation

FAIRFAX, VA, June 3, 2021 – Information Analysis Incorporated (OTCQB: IAIC) (“IAI”) today published an investor presentation which can be accessed on the company website at IAIC June 2021 Investor Presentation.

As noted in the presentation, the sharp increase in remote workers and strain on computer systems of government agencies, such as unemployment offices, during the COVID-19 pandemic have highlighted the urgent need for modernization of many key government agencies that currently rely on outdated COBOL computer code. Private sector industries are also in need of significant modernization, with the financial industry noted as being heavily reliant on COBOL.

Key items noted in the presentation include:

●	Contracted backlog of $43.1 million as of April 30, 2021; Q1 2021 revenue growth of 66%; Adjusted EBITDA of $340,000
●	Recent Board of Directors additions by IAI are expected to significantly enhance the company’s acquisition strategy
●	IAI’s recent acquisition of Tellenger is expected to be accretive while adding important cybersecurity and cloud solutions capabilities to the company’s product suite
●	There are approximately 220 billion lines of COBOL code currently in use, according to a Reuters report
●	The cost to modernize each line of COBOL code ranges from $5 to $10 per line
●	43% of banking systems in the US currently operate on COBOL
●	A number of critical government agencies, such as the Department of Homeland Security and the Social Security Administration, still need to adopt and implement full modernization plans

IAI CEO Stan Reese noted, “We have an aggressive growth plan which is already well underway. We are leveraging our deep experience in modernizing enterprise IT systems by adding cloud solutions and cybersecurity tools to our product suite. We recently completed the acquisition of Tellenger, which added to our customer base along with high-level security clearances and key solutions capabilities. The modernization opportunity is truly massive and provides substantial opportunity for us to grow our business. We continue to add key software partners, with McAfee and Nutanix the most-recently added. In addition, we intend to continue adding strategic acquisitions in support of our growth plans and look forward to reporting on our success.”

1 http://fingfx.thomsonreuters.com/gfx/rngs/USA-BANKS-COBOL/010040KH18J/index.html

2 Highlights of GAO-21-524T, a testimony before the Subcommittee on Emerging Threats and Spending Oversight, Committee on Homeland Security and Governmental Affairs, U.S. Senate, June 2019

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a software conversion specialist, modernizing legacy systems and securely extending their reach to the cloud and more modern platforms.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group

(212) 836-9626

Matt Sands, CFO

msands@infoa.com

(703) 293-7925

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